Exhibit 99.(a)(1)(F)

EMAIL FROM THE COMPANY’S STOCK ADMINISTRATION DEPARTMENT TO ELIGIBLE OPTION HOLDERS:

To the Metabasis Therapeutics, Inc. Eligible Option Holders:

REMINDER — If you are electing to exchange any of your Eligible Option Grants under the Stock Option Exchange Program, the deadline to deliver your Election Form to the Company’s stock administration department is 5:00 p.m., U.S. Pacific Time, on January 7, 2009.

If you decide to participate in the Offer, you must complete and submit the Election Form in accordance with the instructions included with the form by 5:00 p.m., U.S. Pacific Time, on January 7, 2009, unless the Company’s extends the expiration date of the Offer.  A copy of the Election Form along with instructions for completing and delivering the form can be obtained by contacting the Company’s stock administration department via email at kathiel@mbasis.com.

LATE SUBMISSIONS WILL NOT BE ACCEPTED, AND THEREFORE WE URGE YOU TO RESPOND EARLY TO AVOID ANY LAST MINUTE PROBLEMS.

If you are not electing to tender any of your outstanding Eligible Option Grants for exchange, then no action is required on your part.

To view a list of all your outstanding options, please contact the Company’s stock administration department via email at kathiel@mbasis.com.

Please feel free to contact the Company’s stock administration department via email at kathiel@mbasis.com for further assistance.